December 23, 2009

Mr. Andrew Wang CPA
c/o China Direct Industries, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL 33441

Re: Offer to Andrew Wang CPA to join China Direct Industries, Inc. (the “Company”)

Dear Mr. Wang:

We are pleased to extend you this offer to join the Company under the following terms:

• POSITION	Executive Vice President and Chief Financial Officer
• REPORTING TO	Dr. Yuejian “James” Wang (Chief Executive Officer)
• LOCATION	Primarily Deerfield Beach, Florida with significant time in Shanghai and Taiyuan, China.
• EFFECTIVE DATE	December 23, 2009
• COMPENSATION	$160,000 per annum ($13,333.33 per month) payable in accordance with the Company’s standard payroll practices.
• STOCK/CASH AWARDS

$15,000 (the “Award Amount”) payable in cash or the Company’s common stock at the Company’s option, on the following dates during the term of your employment (each, an “Award Date”):
$15,000 March 21, 2010;
$15,000 June 21, 2010;
$15,000 September 21, 2010; and
$15,000 December 21, 2010.

• SEVERANCE AGREEMENT	4 months as set forth in the attached severance agreement (the “Severance Agreement”).
• REIMBURSEMENT OF EXPENSES	All expenses incurred on behalf of the Company are subject to full reimbursement based on pre-approval of expenses by Dr. James Wang or Mr. Andrew Goldrich.

As part of the Company’s benefit program you will become eligible for Health Insurance, Dental Insurance and Life Insurance on January 1, 2010.  The Company will bear all costs for the employee’s benefits and at the employee’s option the employee can pay for their spouse and/or children.  You will be provided with enrollment forms which outline the details of the benefits of the Company’s benefit programs.

The number of shares of the Company’s common stock to be issued on each Award Date will be computed by dividing the Award Amount set forth above by the closing price of the Company’s common stock on each Award Date.

Should you have any questions regarding this offer, please feel free to contact me.

Very truly yours,

/s/ Andrew Goldrich
Andrew Goldrich
Vice President Operations
Human Resources

Andrew Wang, CPA
December 16, 2009

PLEASE READ CAREFULLY AND SIGN BELOW

I understand that the Company is a drug free workplace.  I further understand that this offer of employment is contingent upon satisfactory results of all pre-employment screening including but not limited to reference and background checks and drug test and should I fail to satisfy these requirements, the offer will be withdrawn and/or I will be immediately released.  In addition, you will be required to read and abide by the Company’s Code of Ethics and other obligations and requirements for our employees as set forth in the Company’s Employee Handbook, both of which may be amended from time to time by the Company and to sign the Company’s standard employment terms and conditions.  These items will be furnished to you during the new hire process.  I acknowledge and agree that this offer of employment does not constitute an employment contract and the Company or I may terminate my employment at will without penalty except as provided for in the Severance Agreement.

Also, my employment with the Company will not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by me in confidence, trust or otherwise prior to my employment with the Company) to which I am a party or by the terms of which I may be bound.  I covenant and agree that I shall not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer, contractor or others. I further covenant and agree not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Offer Letter.

___X___                      I accept the above terms and the offer of employment.
_______                      I do not accept the above terms and offer of employment.

Sign /s/ Andrew Wang_____________

Print Andrew Wang_______________

Date December 23, 2009____________